News Release

Contact:
Investors        Media
Ankur Vyas        Mike McCoy
(404) 827-6714    (404) 588-7230
For Immediate Release
June 28, 2017

SunTrust to Increase Quarterly Common Stock Dividend
and Share Repurchase Program

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI and the "Company") announced today that the Federal Reserve Board has completed its review of the Company’s Capital Plan submitted in connection with the 2017 Comprehensive Capital Analysis and Review (CCAR) and has no objections to the Company's planned capital actions. The capital actions, subject to the approval of SunTrust’s Board of Directors and anticipated to cover four quarters, include:

•	A 54% increase in the quarterly common stock dividend from $0.26 per share to $0.40 per share, beginning in the third quarter of 2017;

•
Authorization to repurchase $1.32 billion of outstanding common stock between July 1, 2017 and June 30, 2018 (a 38% increase in the average quarterly repurchase amount compared to the previous authorization);

•	Maintaining dividend payments on the Company’s preferred stock.

“Consistent execution of our core client strategies, combined with our strong capital position, has enabled us to increase the return of capital to our owners for the sixth consecutive year,” said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. “We continue to benefit from the momentum we’ve generated and remain focused on serving our clients and communities, which in turn, will generate long-term value for our shareholders.”

About SunTrust Banks, Inc.
SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, SunTrust operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of March 31, 2017, SunTrust had total assets of $206 billion and total deposits of $163 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.